[DRAFT NOTICE OF APPLICATION FOR DEREGISTRATION]

SECURITIES AND EXCHANGE COMMISSION

Release No. IC-________; 811-3871

Merrill Lynch Fund For Tomorrow, Inc.; Notice of Application for
Deregistration, May __ , 2000.
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Agency:  Securities and Exchange Commission ("SEC" or "Commission").

Action: Notice of Application for Deregistration under Investment Company Act of 1940, as amended (the "1940 Act").

Applicant:  Merrill Lynch Fund For Tomorrow, Inc. ("Applicant").

Relevant Investment Company Act Section:  Section 8(f).

Summary of Application: An application (the "Application") in which Applicant seeks an order declaring that it has ceased to be an investment company under the 1940 Act.

Filing Date:  The application on Form N-8F was filed on May 15, 2000.

Hearing or Notification of Hearing: An order granting the application will be issued unless the SEC orders a hearing. Interested persons may request a hearing by writing to the SEC's Secretary and servicing Applicant with a copy of the request, personally or by mail. Hearing requests should be received by
the SEC by 5:30 p.m. on May    , 2000, and should be accompanied by proof of
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service on the Applicant, in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the writer's interest, the reason for the request, and the issue contested. Persons who wish to be notified of a hearing may request notification by writing to the SEC's secretary.

Addresses: Secretary, SEC, 450 Fifth Street, NW Washington, DC 20549. Applicant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536. For Further Information Contact:
_________________________________.

Supplementary Information: Following is a summary of the Application; the complete Application is available for a fee from the SEC's Public Reference Branch.


Applicant's Representations:

1. Applicant is a Maryland corporation and is registered as an open-end management investment company under the 1940 Act.

2. On July 27, 1998, the Board of Directors of the Applicant approved an Agreement and Plan of Reorganization (the "Agreement") between the Applicant and Merrill Lynch Fundamental Growth Fund, Inc. ("Fundamental Growth") (the "Merger"). Subsequently, the Merger was approved by vote of the Applicant's shareholders at a meeting of shareholders held on November 12, 1998.

3. In connection with the Merger, Fundamental Growth filed a Registration Statement on Form N-14 (File Nos. 333-60019 and 811-6669) on July 28, 1998, which contained the Agreement.


4. In connection with the Merger, Applicant distributed the shares which were received from Fundamental Growth in return for the sale of all or substantially all of Applicant's assets.

5. As of the date of the Application, Applicant has no shareholders, assets or liabilities other than expenses incurred in connection with its deregistration and dissolution, as described in the Application.

6. Applicant is not a party to any litigation or administrative proceeding. Applicant is not presently engaged in, nor does it propose to engage in, any business activities other than those necessary for the winding-up of its affairs.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.




                                                Jonathan G. Katz
                                                   Secretary